Exhibit 77DA

EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS

Supplement dated January 25, 2017 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016, October 13, 2016, December 29, 2016 and January 12, 2017

Effective March 3, 2017, the following replaces the “Principal Investment Strategies” section for Ivy Small Cap Value Fund on page 38:

Principal Investment Strategies

Ivy Small Cap Core Fund seeks to achieve its objective by investing primarily in various types of equity securities of small-capitalization companies that Ivy Investment Management Company (IICO), the Fund’s investment manager, believes have the greatest potential for capital appreciation. Under normal circumstances, at least 80% of the Fund’s net assets will be invested, at the time of purchase, in common stocks of small-capitalization companies. For purposes of this Fund, small-capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Index at the time of acquisition. As of June 30, 2016, this range of market capitalizations was between approximately $55.51 million and $4.29 billion.

The Fund seeks to invest in small-capitalization companies that IICO believes are undervalued relative to their potential for capital appreciation. To identify securities for the Fund, IICO primarily utilizes fundamental, bottom-up (researching individual issuers) research while considering top-down (assessing the market and economic environment) and quantitative analyses. IICO primarily determines the estimated value of companies based on a review of cash flow generation, normalized earnings power and/or underlying asset values, but IICO also considers other valuation factors, such as price to earnings and price to book value. The Fund emphasizes investment in companies that IICO believes have identifiable catalysts that will help them achieve their estimated potential values. In addition, IICO attempts to diversify the Fund’s holdings among sectors, as well as among growth and value companies, in an effort to manage risk and to limit excess volatility. The Fund typically holds a limited number of stocks (generally 40 to 60).

IICO typically will sell a stock when, in IICO’s opinion, it reaches an acceptable price relative to its estimated potential value, its fundamental factors have changed or IICO has changed its estimated value due to business performance that is below IICO’s expectations. IICO also may sell a security to reduce the Fund’s holding in that security, to take advantage of what it believes are more attractive investment opportunities or to raise cash.

Effective March 3, 2017, the following replaces the first five paragraphs of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Small Cap Value Fund” section on pages 183-184:

Ivy Small Cap Core Fund: The Fund seeks to achieve its objective to provide capital appreciation by investing primarily in various types of equity securities of small-capitalization U.S. and, to a lesser extent, foreign companies, that IICO believes offer the greatest potential for capital appreciation. Under normal circumstances, at least 80% of the Fund’s net assets, plus any borrowings for investment purposes, will be invested, at the time of purchase, in common stocks of small-capitalization companies. There is no guarantee, however, that the Fund will achieve its objective.

For purposes of this Fund, small-capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Index at the time of acquisition. As of June 30, 2016, this range of market capitalizations was between approximately $55.51 million and $4.29 billion. Equity securities of a company whose capitalization exceeds the small-capitalization range after purchase will not be sold solely because of the company’s increased capitalization. From time to time, the Fund also may invest a lesser portion of its assets in securities of mid- and large-capitalization companies (that is, companies with market capitalizations larger than that defined above).

In selecting securities for the Fund, IICO has the ability to invest in growth or value companies, or both, and primarily utilizes fundamental, bottom-up (researching individual issuers) research while considering top-down (assessing the market and economic environment) and quantitative analyses. In selecting stocks and other equity securities, IICO makes an assessment of the current state of the economy, examines various industry sectors, and analyzes individual companies in the small-capitalization universe. IICO primarily focuses on equity securities it believes are underappreciated and are trading at a discount to their future potential value. Underappreciated securities are securities that IICO believes are undervalued relative to a company’s future potential opportunity. In assessing investment opportunities, IICO considers many factors such as cash flow generation and a variety of relative metrics such as a company’s ratio of market price to earnings, ratio of enterprise value to operating cash flow, ratio of market price to book value, ratio of market price to cash flow, estimated earnings growth rate, cash flow, yield, liquidation value, quality of management and competitive market position.

In selecting securities, IICO also seeks companies with a significant difference between a company’s current market price and its potential market price as estimated by IICO and further considers a company’s industry structure, growth opportunities, management effectiveness, financial leverage, capital discipline, competitive position, product offering, industry cycles and economic variables.

The Fund typically holds a limited number of stocks (generally 40 to 60), some of which may be offered in IPOs.

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IVY FUNDS

Supplement dated October 13, 2016 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016

The following information supplements and supersedes any contrary information in the prospectus:

Prospectus Changes

Effective October 14, 2016, the Prospectus is revised as follows:

The following replaces the first and second paragraphs in the “Principal Investment Strategies” section for Ivy Government Money Market Fund on page 174:

Ivy Government Money Market Fund seeks to achieve its objective by investing, under normal circumstances, at least 99.5% of its total assets in: (1) debt securities issued or guaranteed by the U.S. government or certain U.S. government agencies or instrumentalities (government securities), (2) repurchase agreements that are fully collateralized by cash and/or government securities, and/or (3) cash. The Fund also has adopted a policy to invest, under normal circumstances, at least 80% of its net assets in government securities and/or repurchase agreements that are fully collateralized by government securities. The Fund’s investments in government securities may include direct obligations of the U.S. Treasury (such as Treasury bills, notes or bonds), obligations issued or guaranteed as to principal and interest (but not as to market value) by the U.S. government, its agencies or instrumentalities, and mortgage-backed securities issued or guaranteed by government agencies or government-sponsored enterprises. The Fund seeks, as well, to maintain a net asset value (NAV) of $1.00 per share. The Fund maintains a dollar-weighted average maturity of 60 calendar days or less, a dollar-weighted average life of 120 calendar days or less, and the Fund invests only in securities with a remaining maturity of not more than 397 calendar days.

Ivy Investment Management Company (IICO), the Fund’s investment manager, selects securities for the Fund in compliance with the maturity, quality, diversification and liquidity requirements of Rule 2a-7 under the Investment

Company Act of 1940, as amended (Rule 2a-7). IICO may look at a number of factors in selecting securities for the Fund, including the credit quality of the particular issuer or guarantor of the security, along with the liquidity, maturity and yield.

The following is added at the end of the “Principal Investment Strategies” section for Ivy Government Money Market Fund on page 174:

The Fund intends to qualify as a “government money market fund,” as such term is defined in or interpreted under Rule 2a-7. “Government money market funds” are exempt from requirements that permit money market funds to impose liquidity fees and/or temporary redemption gates. While the Board of Trustees of Ivy Funds (Board) may elect in the future to subject the Fund to liquidity fees or redemption gates, the Board has not elected to do so at this time and has no current intention to do so.

The following is added after the second paragraph in the “Performance” section for Ivy Government Money Market Fund on page 175:

Effective October 14, 2016, the Fund changed its name and investment strategy to reflect that it is classified as a “government money market fund,” as such term is defined in or interpreted under Rule 2a-7. Performance prior to October 14, 2016 reflects the Fund’s former investment strategy as a prime money market fund, which permitted investments in certain types of securities that, as a government money market fund, the Fund is no longer permitted to hold.

The following replaces the first, second and third paragraphs in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Government Money Market Fund on page 211:

Ivy Government Money Market Fund: The Fund seeks to achieve its objective to provide current income consistent with maintaining liquidity and preservation of capital by investing, under normal circumstances, at least 99.5% of its total assets in: (1) debt securities issued or guaranteed by the U.S. government or certain U.S. government agencies or instrumentalities (government securities), (2) repurchase agreements that are fully collateralized by cash and/or government securities, and/or (3) cash. The Fund also has adopted a policy to invest, under normal circumstances, at least 80% of its net assets in government securities and/or repurchase agreements that are fully collateralized by government securities. There is no guarantee, however, that the Fund will achieve its objective. The Fund’s investments in government securities may include direct obligations of the U.S. Treasury (such as Treasury bills, notes or bonds), obligations issued or guaranteed as to principal and interest (but not as to market value) by the U.S. government, its agencies or instrumentalities, and mortgage-backed securities issued or guaranteed by government agencies or government-sponsored enterprises. The Fund also may invest in variable and floating rate instruments, and may transact in securities on a when-issued, delayed-delivery or forward commitment basis.

The Fund intends to qualify as a “government money market fund,” as such term is defined in or interpreted under Rule 2a-7 under the Investment Company Act of 1940, as amended (Rule 2a-7). “Government money market funds” are exempt from requirements that permit money market funds to impose liquidity fees and/or temporary redemption gates. While the Board may elect in the future to subject the Fund to liquidity fees or redemption gates, the Board has not elected to do so at this time and has no current intention to do so.

The second, third and fourth paragraphs of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Government Money Market Fund on page 212 are deleted in their entirety.

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IVY FUNDS

Supplement dated October 13, 2016 to the

Ivy Funds Statement of Additional Information

dated July 29, 2016

as supplemented September 30, 2016

The following information supplements and supersedes any contrary information in the statement of additional information:

Statement of Additional Information Changes

Effective October 14, 2016, the Statement of Additional Information is revised as follows:

The following replaces the “The Funds, Their Investments, Related Risks and Restrictions—Ivy Money Market Fund” section on pages 6-7:

Ivy Government Money Market Fund

As a money market fund that uses the amortized cost method of valuing its Fund securities, the Fund must comply with Rule 2a-7 (Rule 2a-7) under the Investment Company Act of 1940, as amended (1940 Act). On July 23, 2014, the Securities and Exchange Commission (SEC) adopted final rules governing the structure and operations of money market funds. Among other things, the final rules (1) require “institutional prime money market funds” (money market funds that do not meet the definitions of a retail money market fund or a government money market fund) to price their shares using current market values of their Fund securities (i.e., float their NAV); (2) permit a board of a money market fund to impose liquidity fees and redemption gates depending on the percentage of a fund’s “weekly liquid assets”; and (3) amend money market fund diversification, stress testing and disclosure requirements. Under the final rules, government money market funds are not required to float their NAV or to make themselves subject to liquidity fees or redemption gates.

The Fund intends to qualify as a “government money market fund,” as such term is defined in or interpreted under Rule 2a-7. As a government money market fund, the Fund will invest, under normal circumstances, at least 99.5% of its total assets in: (1) debt securities issued or guaranteed by the U.S. government or certain U.S. government agencies or instrumentalities (government securities), (2) repurchase agreements that are fully collateralized by cash and/or government securities, and/or (3) cash. In addition, as a government money market fund, the Fund will continue to seek to maintain a stable NAV of $1.00 per share. Government money market funds also are exempt from requirements that permit money market funds to impose liquidity fees and/or temporary redemption gates. While the Board may elect in the future to subject the Fund to liquidity fees or redemption gates, the Board has not elected to do so at this time and has no current intention to do so.

The Fund may invest in the other instruments listed below, provided such investments are consistent with its 99.5% policy:

(1)

Bank Obligations and Instruments Secured Thereby: Subject to the limitations described above, time deposits, certificates of deposit, bankers’ acceptances and other bank obligations if they are obligations of a bank subject to regulation by the U.S. government (including obligations issued by foreign branches of these banks) or obligations issued by a foreign bank having total assets equal to at least U.S. $500,000,000, and instruments secured by any such obligation. A bank includes commercial banks and savings and loan associations. Time deposits are monies kept on deposit with U.S. banks or other U.S. financial institutions for a stated period of time at a fixed rate of interest. There may be penalties for the early withdrawal of such time deposits, in which case, the yield of these investments will be reduced.

(2)

Commercial Paper Obligations Including Floating Rate Securities and Variable Rate Master Demand Notes: Commercial paper that IICO has determined presents minimal credit risks. A floating rate security has an interest rate that changes whenever there is a change in a designated base rate. A variable rate master demand note represents a purchasing/selling arrangement of short-term promissory notes under a letter agreement between a commercial paper issuer and an institutional investor.

(3)	Corporate Debt Obligations: Corporate debt obligations that IICO has determined present minimal credit risks.

(4)

Foreign Obligations and Instruments: Subject to the diversification requirements applicable to the Fund under Rule 2a-7, the Fund may invest in foreign bank obligations, obligations of foreign branches of U.S. banks, obligations guaranteed by a bank or a corporation in whose obligations the Fund may invest and commercial paper of an approved foreign issuer. Each of these obligations must be U.S. dollar-denominated. Investments in obligations of U.S. branches of foreign banks will be considered to be U.S. securities if IICO has determined that the nature and extent of Federal and state regulation and supervision of the branch in question is substantially equivalent to Federal and state chartered or U.S. banks doing business in the same jurisdiction.

(5)	Municipal Securities: Municipal securities that IICO has determined present minimal credit risks and are otherwise permissible under Rule 2a-7.

(6)

Certain Other Obligations: Obligations other than those listed in (1) through (5) only if any such other obligation is guaranteed as to principal and interest by either a bank in whose obligations the Fund may invest (see (1) above) or a corporation in whose commercial paper the Fund may invest (see (2) above) and otherwise permissible under Rule 2a-7.

In accordance with Rule 2a-7, the Fund: will invest in securities with a remaining maturity of not more than 397 calendar days, must maintain a dollar-weighted average Fund maturity that does not exceed 60 calendar days and must maintain a dollar-weighted average life that does not exceed 120 calendar days.

The value of the obligations and instruments in which the Fund invests will fluctuate depending in large part on changes in prevailing interest rates. If these rates go up after the Fund buys an obligation or instrument, its value may go down; if these rates go down, its value may go up. Changes in value and yield based on changes in prevailing interest rates may have different effects on short-term debt obligations than on long-term obligations. Long-term obligations (which often have higher yields) may fluctuate in value more than short-term ones. Changes in interest rates will be more quickly reflected in the yield of a Fund of short-term obligations than in the yield of a Fund of long-term obligations.

The SEC also adopted amendments to Rule 2a-7 and Form N-MFP to remove references to credit ratings, and, instead of imposing limits on the credit quality ratings of securities held by money market funds, permit a money market fund to invest in a security only if the fund determines that the security presents minimal credit risks after analyzing certain prescribed factors.

The fifth sentence in the first paragraph of the “The Funds, Their Investments, Related Risks and Restrictions—Indexed Securities and Structured Notes” section on page 17 is deleted.

The following is inserted as a new bullet point following the last bullet point of the “The Funds, Their Investments, Related Risks and Restrictions—Non-Fundamental Investment Restrictions—“Name Rule” investments:” section on page 50:

●	Ivy Government Money Market Fund’s Net Assets will be invested in U.S. government securities and/or repurchase agreements that are fully collateralized by U.S. government securities.

The following replaces the second paragraph in the “The Funds, Their Investments, Related Risks and Restrictions—Non-Fundamental Investment Restrictions—Other Current Restrictions” section on page 52:

Ivy Government Money Market Fund may not purchase the securities of any one issuer (other than U.S. government securities) if, as a result of such purchase, more than 5% of its total assets would be invested in the securities of any one issuer, as determined in accordance with Rule 2a-7; provided, however, the Fund may invest up to 25% of its total assets in securities of a single issuer for a period of up to 3 business days after the purchase.